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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              PROXIMA CORPORATION
                                       AT

                              $11.00 NET PER SHARE
                                       BY

                              BD ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                                    ASK ASA
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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 9, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                  March 13, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by BD Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of ASK asa, a company organized under the laws of the Kingdom of Norway ("Parent"), and by Parent to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares (the "Shares") of common stock, par value .001 per share (the "Common Stock"), of Proxima Corporation, a Delaware corporation (the "Company"), at a price of $11.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offeror's Offer to Purchase, dated March 13, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 8, 1998, by and among Parent, the Offeror and the Company. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee we are enclosing copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal to tender Shares for your use and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. A letter to stockholders of the Company from Kenneth Olsen, Chairman, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;
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          6. Guidelines of the Internal Revenue Service for Certification of
     Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to ChaseMellon Shareholder Services, L.L.C. (the "Depositary").

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 9, 1998, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) and any other documents required by the Letter of Transmittal.

     If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Neither the Offeror nor the Parent will pay any fees or commissions to any broker, dealer or other person (other than BT Alex. Brown Incorporated (the "Dealer Manager") and Beacon Hill Partners, Inc. (the "Information Agent") for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Offeror will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or to the Dealer Manager, at the respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          BT ALEX. BROWN INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF THE PARENT, THE OFFEROR, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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